UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2005
Medtronic, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota		55432

(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code):		(763) 514-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On October 19, 2005, the Compensation Committee of the Board of Directors of Medtronic, Inc. (the “Company”) approved the amendment and restatement of the Medtronic, Inc. Capital Accumulation Plan Deferral Program (the “CAP”)
     The changes made to the CAP were made to comply with the requirements of Section 409A of the Internal Revenue Code. Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004, and applies, generally, to amounts deferred under nonqualified deferred compensation plans, such as the CAP, on and after January 1, 2005.
     As permitted by the new legislation, the CAP provides participants a one-time election to either take a complete taxable payout in 2005 or to continue the deferral under the amended and restated CAP. Also as permitted under the new legislation, the CAP permits participants a one-time election to change the time and method of payout of benefits with respect to amounts that remain in the amended and restated CAP.
     Unrelated to the enactment of Section 409A, the Plan was amended to permit participants the opportunity to elect how earnings on their CAP balances will be calculated. Currently, earnings are credited according to a fixed rate. Under the CAP, participants will have the opportunity to select from among investment alternatives that the Company specifies to serve as the basis for crediting gains and losses on their CAP balances.
     The Compensation Committee also approved at its October 19th meeting, the amendment and restatement of the Medtronic, Inc. Supplemental Executive Retirement Plan (the “SERP”).
     In addition to changes made to the SERP to bring it into compliance with Section 409A of the Internal Revenue Code, the remaining changes were made primarily to reflect the addition of a personal investment account benefit so that provisions in the SERP would compliment those in the Company’s qualified retirement plans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
By /s/ Terrance L. Carlson
Date: October 25, 2005	Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary